SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant Filed by a Party other than the Registrant	☑ ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to § 240.14a-12

ARADIGM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

Filed by Aradigm Corporation
Pursuant to Rule 14a-12
of the Securities Exchange Act of 1934

In connection with the sale of certain assets to Novo Nordisk, Aradigm Corporation (“Aradigm”) will file with the Securities and Exchange Commission a proxy statement on Schedule 14A. The proxy statement will provide information related to a special meeting of Aradigm’s shareholders to consider and vote upon the proposed sale.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO CAREFULLY READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT ARADIGM, THE SALE AND RELATED MATTERS.

Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents filed by Aradigm at the SEC’s web site at http://www.sec.gov.

In addition to the proxy statement, Aradigm files annual, quarterly and special reports, proxy statements, registration statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information filed by Aradigm at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at any of the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Aradigm’s filings with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

Aradigm and its executive officers and directors may be deemed to be participants in the solicitation of proxies from shareholders of Aradigm with respect to the sale and related transactions. A description of any interests that Aradigm’s directors and executive officers have in the proposed sale will be available in the proxy statement. Information regarding Aradigm’s officers and directors is included in Aradigm’s 10-K filed with the Securities and Exchange Commission on March 19, 2004.

On September 29, 2004, Aradigm conducted an investment community conference call that was simultaneously webcast. Attached is the transcript from the conference call:

FINAL TRANSCRIPT

ARDM — Aradigm To Discuss Expanded AERx iDMS Licensing Deal With Novo Nordisk

Event Date/Time: Sep. 29. 2004 / 8:00AM ET
Event Duration: 32 min

OVERVIEW

Novo Nordisk and ARDM announced an agreement giving Novo Nordisk full development and mfg. rights to the AERx iDMS program. Under the agreement, Novo Nordisk will purchase mfg. equipment and leasehold improvements currently utilized by ARDM in the AERx iDMS program for an estimated cash payment of $55m. Q&A Focus: Expenses and burn rate.

streetevents@thomson.com	617.603.7900	www.streetevents.com
© 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

ARDM — Aradigm To Discuss Expanded AERx iDMS Licensing Deal With Novo Nordisk

CORPORATE PARTICIPANTS

Bryan Lawlis
Aradigm Corporation — President, CEO

Rick Thompson
Aradigm Corporation — Chairman

Tom Chesterman
Aradigm Corporation — SVP, CFO

Stephen Farr
Aradigm Corporation — SVP, Chief Scientific Officer

CONFERENCE CALL PARTICIPANTS

Matt Kaplan
Punk, Ziegel & Co. — Analyst

PRESENTATION

Operator

At this time I would like to welcome everyone to Aradigm’s conference call to discuss Novo Nordisk’s extended rights to the AERx inhaled insulin program. (OPERATOR INSTRUCTIONS). At this time I would like to introduce Dr. Bryan Lawlis, President and Chief Executive Officer of Aradigm Corporation. Dr. Lawlis, you may begin your conference.

Bryan Lawlis — Aradigm Corporation — President, CEO

Good morning and thank you for joining us. I am Dr. Bryan Lawlis, President and Chief Executive Officer of Aradigm. And with me today is Rick Thompson, Aradigm’s Chairman of the Board, Tom Chesterman, Senior Vice President and Chief Financial Officer, and Dr. Stephen Farr, Senior Vice President and Chief Scientific Officer.

This morning Aradigm and Novo Nordisk license for the AERx pulmonary insulin delivery system has been significantly expanded and our relationship has been restructured. If you haven’t already received a copy of the press release, you may obtain one from your our website, www.aradigm.com. An audio playback of this call and Q&A session will be available under the Investor Relations section of our Company website.

Before we read our prepared statements, I would like to remind you that certain information contained in this conference call will constitute forward-looking statements. As all of our programs are still in the development stage, Aradigm’s actual results may differ materially from those suggested here today. Additional information concerning factors that would cause such a differences are contained in the Company’s annual report on Form 10-K and its quarterly reports on Form 10-K.

Today Aradigm and Novo Nordisk announced an important change to their original 1998 licensing agreement that expands Novo Nordisk’s license to include both development and manufacturing. As a result, Novo Nordisk will be establishing a new affiliate, Novo Nordisk Delivery Technologies at Aradigm sites in Hayward, California where the final development of the AERx Insulin Diabetes Management System, iDMS, will be completed.

We believe that this transaction clearly demonstrates Novo Nordisk’s ongoing commitment to inhaled insulin and the AERx iDMS program as it represents a significant new investment and an obligation for Novo Nordisk to complete clinical development, manufacturing development and commercial scale up.

As I mentioned, there are several people with me here today that will help explain the details of the transaction and its importance to Aradigm. Rick Thompson, Paradigm’s Chairman will review the high-level terms of the agreement and how it came about. Tom Chesterman, our CFO, will then discuss the key terms as well as the financial implications for Aradigm. I will then examine the strategic and operational importance of the agreement to the future of Aradigm. And Steve Farr will look at how the transaction affects our other development stage programs in both our AERx and Interject platforms. I will then follow up with a summary, and then open the call for questions. With that I’ll turn the call over to Rick.

Rick Thompson — Aradigm Corporation — Chairman

In 1998 Novo Nordisk and Aradigm entered into a licensing agreement for the commercialization of the AERx Insulin Diabetes Management System. In that agreement the roles and responsibilities of the two companies were carefully laid out. Aradigm was responsible for product development, manufacturing development and commercial manufacturing. Novo Nordisk was responsible for clinical development and commercial activities.

As development progressed, it became clear that commercial manufacturing was going to be a very large task. In recognition of this, Aradigm and Novo Nordisk modified the original agreement in 2001 such that Novo Nordisk would be responsible for all manufacturing other than that produced

streetevents@thomson.com	617.603.7900	www.streetevents.com	1
© 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

ARDM — Aradigm To Discuss Expanded AERx iDMS Licensing Deal With Novo Nordisk

at the first factory owned by Aradigm. As the prospects for pulmonary insulin continued to build, it has become clear that Paradigm takes first factory, already reconstructed in Hayward and California but not yet fully equipped and validated, is going to be needed to be dedicated to AERx iDMS.

It has also become clear that the financial commitment implied for Aradigm is substantial, as any capital raised by Aradigm will have to be applied to iDMS with little opportunity for investment in other programs. With this in mind, beginning more than a year ago senior executives from both companies began to discuss alternative structures that would better serve the project, Novo Nordisk and Aradigm.

With product development substantially complete, commercial scale up underway and commercial launch ahead, it now makes sense to consolidate the remaining tasks for AERx iDMS under Novo Nordisk. Therefore we have broadened the original license to include development and manufacturing rights. To support the establishment of the new Novo Nordisk wholly-owned affiliate, Novo Nordisk is assuming the leases on our iDMS dedicated facility. They’re buying approximately $55 million in iDMS equipment and leasehold improvements, and hiring approximately 130 employees to work in the new company. The remaining 100 employees, which collectively possess all the skill sets we will need to pursue our future AERx and Intraject development activities, will remain at Aradigm.

The financial responsibility to complete the development and commercial scale up, as well as continued clinical development and commercialize the product, will now fall to Novo Nordisk. Aradigm will continue to work with Novo Nordisk and Novo Nordisk delivery technologies, but our role will be entirely supportive. Most important to investors this new structure clearly demonstrates Novo Nordisk’s commitment to pulmonary delivery and the AERx iDMS technology. In addition, the cash infusion from the $55 million payment for assets and leasehold improvements will provide Aradigm with the capability to aggressively pursue its other AERx and Intraject interests.

Following the announcement of the AERx iDMS interim results last spring, Novo Nordisk has reviewed all of its alternatives with respect to pulmonary insulin and has made a key strategic decision to stay with AERx iDMS and continue its development. While other companies have technologies that are being applied to pulmonary insulin, and are making claims about their capabilities, the features, the safety and efficacy profile, as well as its stage of development have made AERx the most attractive alternative.

Novo Nordisk is the world’s leading diabetes company and has the highest market share of insulin worldwide. They’re also one of only three companies capable of supplying commercial quantities of human insulin. There could be no higher endorsement for AERx iDMS than the news we are presenting today.

To provide the details on today’s landmark transaction I will now turn the call over to others on the Aradigm management team for a complete picture of this transaction and its implications for the Company. We will start with Tom Chesterman, Aradigm’s Senior Vice President of Finance and CFO, to discuss the financial implications of this agreement.

Tom Chesterman — Aradigm Corporation — SVP, CFO

There are several parts to this transaction, so let me walk through them carefully and then try to summarize what it all means financially. As Rick mentioned, Novo Nordisk has expanded their license to include development and manufacturing, meaning that they will take over functions previously performed by Aradigm. To do that Novo Nordisk will buy from us our development and manufacturing assets and facilities specifically related to iDMS located here in Hayward. The value of these assets being sold is at fair market value as estimated by net book value for a total of $55 million.

They will also assume the leases on two of the three buildings on our Hayward Campus, an expense saving to Aradigm of $4.1 million. And finally on this point, Novo Nordisk will assume directly the responsibility for all future expenditures necessary to bring iDMS to approval and market, expenditures that could exceed $100 million in capital and expense that would otherwise have been borne by Aradigm. These new financial commitments from Novo Nordisk total in excess of $175 million, and should also be a clear signal to all about Novo Nordisk’s commitment to the pulmonary delivery of insulin with the AERx iDMS system.

Of course, assets and buildings are not the most crucial part of any development program, the people are. Recognizing the contributions and value represented by the Aradigm team, Novo Nordisk will extend employment offers to roughly 130 current Aradigm employees whose efforts have centered on the iDMS program to date. We share Novo Nordisk’s belief that these are the people that will be essential to the future.

streetevents@thomson.com	617.603.7900	www.streetevents.com	2
© 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

ARDM — Aradigm To Discuss Expanded AERx iDMS Licensing Deal With Novo Nordisk

success of the program and should be the ones to manage the process.

Now recognizing that Novo Nordisk is taking on full responsibility for future financial investments and risks in the iDMS program, we have agreed to restructure our royalty arrangements. In the original agreement, since Aradigm was the manufacturer, we planned to calculate our royalty as a percentage of gross profits. Given the control we would have had ever cost of goods, we could enhance our earnings through cost improvements. Now with Novo Nordisk responsible for manufacturing we will take our royalty on net sales.

The net effect of this is that under the new agreement we will receive approximately 75 percent of the royalties that we would have received under the original agreement. We believe that this modest reduction in this fair for both parties given the changes in responsibilities and investments. For the use of our technology and know-how Aradigm will expect to receive a royalty of 6 percent on Novo Nordisk’s net sales of AERx iDMS. Some analysts have estimated this market opportunity to be between 4 and $11 billion in the coming decade. And as one of the leading companies in pulmonary delivery partnered with the leading company in the worldwide insulin market, we expect to be well rewarded for our efforts.

Since Novo Nordisk Delivery Technologies will now be responsible for product development, we will no longer receive milestone payments associated with the achievement of certain regulatory and sales events in which Aradigm originally would have played a major role. None of these milestones were to have been paid in the near term. However, we will continue to recognize revenue, although at a much lower level and correspondingly lower expenses, through our relationship with Novo Nordisk. And we will also continue to receive royalties on the sales of AERx iDMS when it is commercialized.

As we previously communicated, Aradigm has long held a $20 million put option which allowed us to sell common equity shares to Novo Nordisk either to fund the capital expenditures necessary for launch, or as a safety net in the event that we needed further financial assistance. In our prior communications we’ve made it clear that we do not intend to use this option in the near term, and therefore we have now agreed to cancel the put option. However, as a sign of continued commitment in Aradigm, Novo Nordisk has agreed not to sell any of its currently held 7 million shares until after the iDMS product launch.

To Aradigm this infusion of cash and the structure of the agreement have financial and strategic implications. First, it eliminates any current need to sell equity to finance the Company in the near future. Given the current stock price, any financing would have been difficult and potentially very dilutive to current shareholders. Second, it greatly reduces our requirements for capital spending as we are no longer responsible for completing the high-volume manufacturing capacity required for AERx iDMS.

Third, it reduces our financial burden as Novo Nordisk takes on the full responsibility of continuing the iDMS program. We anticipate that we will have more than two years of cash at the conclusion of this transaction, and may be able to achieve our first product launch without any further cash infusion.

Given the magnitude of the transaction the Board of Directors of Aradigm have decided it would be prudent and appropriate to see the shareholder concurrence. We will be communicating shortly with our shareholders about a special meeting expected to occur in time for a planned transaction close in late November or early December. We also plan to communicate widely with our shareholders in the coming weeks about this transaction and about our future. We expect that this agreement will be well received and we will gain shareholder approval.

As part of this transaction Novo Nordisk has initiated a shareholder voting agreement in which key shareholders, such as members of the Aradigm Board, Aradigm senior management and our largest shareholder, New Enterprise Associates, have pledged to vote their shares in support of the transaction. We have by the way engaged a well-recognized and respected investment banker, Thomas Weisel Partners, to review the transaction and to deliver a fairness opinion. They’ve done so and have reported positively to our Board of Directors. This fairness opinion will also be made available to our shareholders as is customary in our proxy statement.

This is at the hard of it a significant value creating transaction for Aradigm. It is not only value creating from a strict financial standpoint, but also from a strategic and enabling standpoint. And now to discuss some of these points I would like to turn the call over to Bryan Lawlis, our President and Chief Executive Officer.

streetevents@thomson.com	617.603.7900	www.streetevents.com	3
© 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

ARDM — Aradigm To Discuss Expanded AERx iDMS Licensing Deal With Novo Nordisk

Bryan Lawlis — Aradigm Corporation — President, CEO

You have just heard how this transaction strengthens Aradigm financially and frees us to capitalize on the other opportunities while still maintaining our interest in iDMS.

Now I would like to walk you through how we see this transaction as shaping Aradigm’s future. Our long-term vision for the Company has always been to provide our partners innovative and patient friendly drug delivery solutions. To date, our experience and passion have created what we believe are two best in class technologies whose features set us apart from our competitors.

With the acquisition of Intraject, Aradigm has evolved from a single platform Company into a diversified technology company. Now with this transaction Aradigm is able to move quickly towards becoming a product oriented Company focused on selecting and developing products, and moving them forward in clinical development with and without partners. This renewed focus on development changes the way we do business on many fronts, and makes Aradigm a stronger and more flexible company with both AERx and Intraject programs.

I would like to focus your attention on three strategic points. First, this transaction allows us to focus on our core strength of product development with AERx and Intraject. What this means is that Aradigm will be selecting the candidates for development based on capability of our systems, the market potential of the combination of drug and system, and the ability for this to address unmet medical needs. To do this we have to have the right talent on board. Aradigm has insured that even with this restructuring we have retained the necessary employees in engineering, pharmaceutical sciences, clinical, regulatory, manufacturing, and quality capable of developing products from these platforms.

Second, we will not be investing as much in developing and manufacturing infrastructure. For example, using the capabilities developed at Aradigm and now moving to Novo Nordisk, Novo Nordisk Delivery Technologies will serve as a contract manufacturing organization to Aradigm for production of dosage forms and devices for AERx. This will allow us to have access to the manufacturing operations of the business on an as needed basis without the continual financial or operational obligations.

Given the state of commercial manufacturing development, it is now possible to arrange for any needed AERx manufacturing capacity at lower cost through third-party CMOs. This structure combined with having our partners share in the cost of capacity will result in Aradigm minimizing its investment and manufacturing infrastructure, yet at the same time bring state-of-the-art manufacturing capability to our partners.

Third, with the growing body of positive performance and safety data on the AERx pulmonary delivery system, and the proven functionality of the Intraject system we are seeing an increase in partner interest. We believe that significant product opportunities exist within numerous markets for our two platforms that will enhance our ability to attract partners and increase our value to our shareholders.

We’re evaluating opportunities or have early-stage programs within the areas of oncology, cardiology, neurology, pulmonology, and immunology, where development stage or marketed products coming off patents could be enhanced with an optimal delivery system.

For our self-funded opportunities, we are currently prioritizing these options, and in the next quarter we will announce an opportunity in AERx and an opportunity in Intraject that we will focus on. As we have stated in earlier calls, we will develop and partner these programs later in development, or in some cases maybe even commercialize them ourselves.

As you can see, we’re mapping a course with our new development and manufacturing strategy. And hope that you can now see the significant opportunities that emerged as a result of this transaction. I will now turn the call over to Steve who will talk about what this means to our development stage work and how the new Aradigm is being positioned to take full advantage of this opportunity.

Stephen Farr — Aradigm Corporation — SVP, Chief Scientific Officer

This transaction offers to our development pipeline the ability to accelerate our own programs closer to commercial launch. Now we are able to investigate self-funded options of both AERx and Intraject where Aradigm would manage the clinical programs longer and then work to identify and negotiate with the most suitable partner.

streetevents@thomson.com	617.603.7900	www.streetevents.com	4
© 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

ARDM — Aradigm To Discuss Expanded AERx iDMS Licensing Deal With Novo Nordisk

In the past, while Aradigm has worked closely with its commercial partners through the development program, the partner has made the key decisions for the clinical program with their drug. Now with both finances and personnel in place, Aradigm has the flexibility to control this aspect of the program. With our self-funded opportunities we in the Company can use internal criteria to identify drug candidates, assess the feasibility of their use, examine the market implications, and outline a clinical pathway.

These internal processes we have in place insure the drug with the highest market potential availability and compatibility to our systems are evaluated. With recent safety and efficacy data regarding the pulmonary delivery of insulin and other compounds being released from Aradigm, as well as some of our competitors, we have seen an increased interest in pulmonary delivery and in the AERx platform. Currently we have four partner funded programs in development with great prospects for more in the near-term, especially as we make progress on our next generation AERx technologies.

Already we have demonstrated that features of our AERx platform offer advantages over other pulmonary delivery technologies that are either available or in development. The use of liquid formulations in AERx strips represents a safe and simple approach to the pulmonary delivery drugs and costs associated with dry powder formulations.

With a sterile single-use strip located in the AERx device, the formulation is transformed on demand into a precisely sized aerosol that allows efficient and reproducible delivery into the deep lung.

There are three keep problems that must be addressed with pulmonary delivery of drugs. First, it is critical that patience and physicians have high confidence that we receive the proper dose every time. This is well-known that patience vary their breathing technique when using currently available inhalers. It is important to remove this variable when delivering potent medications. Only AERx technology is capable of controlling patient breathing in such a way that the patient will inhale consistently and correctly every time they take their medication. Simple breathing tubes or devices that have no such control and rely on the rate of patient inhalation to control dosing will have to live with this variable in the real world.

Second, only AERx technology allows the patient to select any required dose of insulin from a single drug package formulation. AERx dose selection mimics the state-of-the-art method of insulin can injectors, greatly simplifying the procedure for the patient. No powder formulation is likely to ever use this feature, but will instead require selection from several packages, each with a different strength. Unless many package strengths are provided, patients will have to compromise with a less than optimal dose of insulin.

Third, we have designed AERx iDMS to incorporate the use of electronic features such as those found in popular blood glucose monitors, to encourage patience to achieve better control of their disease.

Results from studies presented at the meetings of the American Diabetes Association held over the last couple of years have detailed how both patients and physicians have reacted to the key features of the AERx system. In one study involving both general practitioners and diabetes specialists, compliance monitoring which allows electronic patient data storage for up to three months and the ability to dose in single unit dose increments were two features particularly highlighted.

Further, physicians noted that with these features in place on inhaled insulin as a treatment alternate to those who fear injections, patient compliance using a system such as the AERx iDMS could be improved.

These features have applications in other areas of pulmonary drug delivery and Aradigm is positioned to capture capitalize on these. In addition, we are developing a next generation AERx technology that broadness its affectability with smaller devices that will incorporate these features as required by the product and our business partners.

Moving to our Intraject system it is now it is now in a 200 subject clinical performance verification trial to confirm the final configuration of the system. It is the last device development milestone before drug specific bio equipment testing scheduled for 2005. Results of this study are expected to be released later this fall.

It is important to note that there are several key benefits of the Intraject technology beyond the lack of painful injection. The self administration technique is very simple. Thus there are fewer steps for the patient to follow than with current auto injectors were even pen injectors. This means that more patients will be able to comfortably self-inject with confidence that they are receiving the correct dose.

streetevents@thomson.com	617.603.7900	www.streetevents.com	5
© 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

ARDM — Aradigm To Discuss Expanded AERx iDMS Licensing Deal With Novo Nordisk

Also, there’s no needle to handle or dispose of, which eliminates the concern of needlestick injuries. As more self injected drugs are scheduled to move out of the clinic and into the home, we’re well positioned to provide an important safety benefit. Finally, Intraject technology is very flexible in using a variety of liquids. Due to the specific capability of Intraject we are able to deliver a wider range of liquid formulations than is typical with conventional needle delivery.

Aradigm is a Company driven by innovation, research and product development. And we feel that this transaction will allow us to bring superior products to market faster and more efficiently.

Bryan Lawlis — Aradigm Corporation — President, CEO

I would like to add a couple of extra comments here before we go into the wrap up. Intraject offers an opportunity for Aradigm to bring products to market more rapidly with a regulatory path that in some cases requires only bioequivalence data to support the approval. Following the completion of the Intraject clinical performance verification trial that Steve mentioned, we will be ready to initiate a pivotal bioequivalence trial of our first Intraject product in 2005.

Later this fall we will be outlining the Intraject product that we plan to pursue using this strategy. As we have mentioned, we have initiated work on several early-stage programs involving our AERx platform examining drugs for both local and systemic diseases. These programs are progressing and we anticipate that at the appropriate time and forum we will bring you results on this work.

During the last few months Rick, Tom, Steve, myself and much of the Aradigm team have been deeply involved in the plans leading up to this announcement. We’re all pleased with the way the restructuring of our relationship with Novo Nordisk is being executed. This is a positive development for both companies, and sends a strong message about the commitment of Novo Nordisk to the AERx iDMS program.

To summarize what this means to Aradigm, first, we will now have a significant capital foundation that will facilitate Aradigm’s ability to move forward as a product oriented company. Second, Aradigm can exercise greater flexibility by maintaining selected clinical programs for a longer period of time. Third, Novo Nordisk commitment to inhaled insulin is demonstrated, and upon commercialization Aradigm will still receive the long-term rewards that we worked so hard for and that our investors have believed in.

As mentioned earlier, we will be communicating with shareholders shortly regarding a special meeting required to approve this transaction. Further details will be available when the proxy statement is mailed to investors of record in October. I would like to thank you all for taking an interest in what will be a landmark transaction for Aradigm. And I would now like to open this call up for questions.

QUESTIONS AND ANSWERS

Operator

(OPERATOR INSTRUCTIONS). Matt Kaplan with Punk Ziegel & Co.

Matt Kaplan — Punk, Ziegel & Co. — Analyst

Congratulations on this transaction. A couple of questions. Tom, could you give us some more details in terms of how this affects your ongoing expenses and what you expect the burn rate to be going forward?

Tom Chesterman — Aradigm Corporation — SVP, CFO

Yes. As you know, the Novo Nordisk — the iDMS development program was largely supported by Novo Nordisk in the form of reimbursement for some of our research expenses. And so we don’t anticipate it will have a huge effect on the burn rate per se. Also, as we have been gearing up for our other programs we would expect those other programs to fill in some of the spaces. So the bottom line in terms of our burn rate is that you probably would not see it changing significantly. It certainly wouldn’t go up, but it might not go down substantially.

The big financial improvement really is in terms of the capital expenditures. As I mentioned during the call, completing the commercial scale up and the further developments would have been an expenditure in excess of $100 million. That is capital and expense that we will not have to be investing in the near future.

streetevents@thomson.com	617.603.7900	www.streetevents.com	6
© 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

FINAL TRANSCRIPT

ARDM — Aradigm To Discuss Expanded AERx iDMS Licensing Deal With Novo Nordisk

Operator

(OPERATOR INSTRUCTIONS). There are no further questions at this time, sir.

Bryan Lawlis — Aradigm Corporation — President, CEO

Thank you all for joining us. And I hope that we have been able to share with you why we feel this is a defining transaction in Aradigm’s history, and one that we see as bringing increased value to our partners and to our shareholders.

Operator

This concludes today’s conference call. You may now disconnect. Thank you.

DISCLAIMER

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2004, Thomson Financial. All Rights Reserved.

streetevents@thomson.com	617.603.7900	www.streetevents.com	7